Exhibit 99

Contact:

Rod Hise

The Luminis Group, Ltd. for Exact Sciences Corp.

608-770-7850

For Immediate Release

Exact Sciences reports second-quarter 2012 financial results

MADISON, Wis., July 25, 2012 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended June 30, 2012.

Exact reported total revenues of $1.0 million for the second quarter of 2012, compared to total revenues of $1.0 million during the same period of 2011.  Total revenues for the six-month period ended June 30, 2012, were $2.1 million, compared to $2.1 million during the first six months of 2011.

Exact reported a net loss of ($14.8) million, or ($0.26) a share, for the second quarter of 2012. The company had a net loss of ($6.6) million, or ($0.13) a share, for the same period of 2011.  The net loss for the six-month period ended June 30, 2012, was ($25.5) million, or ($0.45) a share.  The company’s net loss for the same period of 2011 was ($11.0) million, or ($0.21) a share.

Operating expenses for the quarter ended June 30, 2012, were $15.9 million, compared to $7.7 million for the second quarter of 2011.  Operating expenses for the first six months of 2012 totaled $27.7 million, compared to $13.1 million during the same period of 2011.  Operating expenses for the quarter and six-month period ended June 30, 2012, increased from the same periods a year ago primarily because of the ongoing clinical trial of the company’s non-invasive Cologuard™ colorectal cancer screening test.

Exact ended the second quarter of 2012 with cash, cash equivalents and marketable securities of $70.9 million, compared to $93.4 million at Dec. 31, 2011.

“The DeeP-C clinical trial of our Cologuard™ non-invasive colorectal cancer screening product continues to progress towards completion this year and remains our top priority,” said Kevin T. Conroy, the company’s president and chief executive.  “As we get closer to completing the trial, we are intensifying our operational and commercial preparations, which will ensure that we’re ready to deliver our patient-friendly screening test to market, once it is approved.”

Second-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Wednesday, July 25, 2012, at 10 a.m. ET to discuss second-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 85067696. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expectations concerning our ability to secure FDA approval of our Cologuard test, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thouands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Product royalty fees	$—	$6	$—	$10
License fees	1,036	1,036	2,072	2,072
	1,036	1,042	2,072	2,082
Cost of revenue:
Product royalty fees	—	6	—	12
Gross profit:	1,036	1,036	2,072	2,070

Operating Expenses:
Research and development	12,202	5,197	21,201	8,186
General and administrative	2,393	1,830	4,538	3,980
Sales and marketing	1,331	651	1,925	948
	15,926	7,678	27,664	13,114

Loss from operations	(14,890)	(6,642)	(25,592)	(11,044)

Investment income	59	22	121	56
Interest expense	(5)	(5)	(10)	(10)

Net loss	$(14,836)	$(6,625)	$(25,481)	$(10,998)

Net loss per share - basic and diluted	$(0.26)	$(0.13)	$(0.45)	$(0.21)

Weighted average common shares outstanding - basic and diluted	57,037	52,010	56,877	51,970

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$6,026	$35,781
Marketable securities	64,839	57,580
Prepaid expenses and other current assets	2,347	1,034
Property and equipment, net	2,870	2,558
Total assets	$76,082	$96,953

Liabilities and stockholders’ equity
Total current liabilities	$8,639	$7,977
Long term debt	1,000	1,000
Long term accrued interest	52	42
Deferred license fees, less current portion	2,367	4,439
Total stockholders’ equity	64,024	83,495
Total liabilities and stockholders’ equity	$76,082	$96,953